EXHIBIT 21 - SUBSIDIARIES OF AFFINITY TECHNOLOGY GROUP, INC.

         NAME                       JURISDICTION OF INCORPORATION  PERCENT OWNED
         ----                       -----------------------------  -------------
Affinity Bank Technology Corporation        Delaware, USA                 100%

Affinity Clearinghouse Corporation          Delaware, USA                 100%

Affinity Credit Corporation                 Delaware, USA                 100%

Affinity Processing Corporation             Delaware, USA                 100%

Affinity Mortgage Technology Corporation    Delaware, USA                 100%

decisioning.com, Inc.                       Delaware, USA                 100%

Multi Financial Services, Inc.              Delaware, USA                 100%


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